Exhibit 21

EASTSIDE DISTILLING, INC.

Subsidiaries

MotherLode LLC, an Oregon limited liability company

Craft Canning + Bottling, LLC, an Oregon limited liability company

Galactic Unicorn Packaging, LLC, an Oregon limited liability company